Exhibit 2.2

CREDIT AGREEMENT

BETWEEN:

VIGGLE INC.

AS BORROWER

- and -

PERK.COM INC.

AS LENDER

DATED AS OF DECEMBER 13, 2015

Article 1 INTERPRETATION
1.1	Definitions	1
1.2	Interpretation and Headings	6
1.3	Governing Law	6
1.4	Currency and Time References	6
1.5	Law References	7
1.6	Amendments and Waivers	7
1.7	Severability	7
1.8	Accounting Terms and Principles	7
1.9	Schedules	7
Article 2 CREDIT FACILITY
2.1	Establishment of Credit Facility	8
2.2	Purpose	8
2.3	Borrowing Procedure	8
2.4	Evidence of Indebtedness	8
Article 3 INTEREST AND FEES
3.1	Interest on Loans	9
3.2	Default Interest Rate	9
3.3	General Interest Provisions	9
Article 4 PAYMENTS
4.1	Repayment and Prepayment of Advances	9
4.2	Payments - General	10
4.3	Application of Payments After Default	10
4.4	Alternate Payment	10
Article 5 REPRESENTATIONS AND WARRANTIES
5.1	Asset Purchase Agreement Representations and Warranties	10
5.2	Other Representations and Warranties	11
5.3	Nature and Survival of Representations and Warranties	11
Article 6 COVENANTS
6.1	Affirmative Covenants	12
6.2	Negative Covenants	13

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Article 7 CONDITIONS		15
7.1	Conditions Precedent to Effectiveness	15
7.2	Conditions Precedent to Drawdown	16
7.3	Waiver of Conditions	16
7.4	Form and Substance of Documents	16
Article 8 EVENTS OF DEFAULT		17
8.1	Events of Default	17
8.2	Effect of Events of Default	19
8.3	Right of Set-Off	19
Article 9 ILLEGALITY AND TAXES		20
9.1	Illegality	20
9.2	Application of Sections 9.1 and 9.3	20
9.3	Taxes	20
Article 10 COSTS, EXPENSES AND INDEMNIFICATION		23
10.1	Costs and Expenses	23
10.2	General Indemnity	23
Article 11 ASSIGNMENT		24
11.1	Successors and Assigns	24
Article 12 GENERAL PROVISIONS		25
12.1	Further Assurances	25
12.2	Notice	25
12.3	Patriot Act Notice	26
12.4	Non-Performance of Covenants	26
12.5	Credit Bids	26
12.6	Counterparts	27
12.7	Whole Agreement	27
12.8	Submission to Jurisdiction	27
12.9	Waiver of Jury Trial	27

ii

CREDIT AGREEMENT

THIS AGREEMENT dated as of December 13, 2015

BETWEEN:

VIGGLE INC., a Delaware corporation, as Borrower

- and -

PERK.COM INC., an Ontario corporation, as Lender

WHEREAS the Borrower has requested and the Lender has agreed to enter into this Agreement to establish a credit facility in favour of the Borrower on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, (a) capitalized terms not defined herein shall have the meanings assigned thereto in the Asset Purchase Agreement and (b) the following terms shall have the meanings set forth below (unless something in the subject matter or context is inconsistent therewith):

 “Advance” means any advance of a portion of the Loan to be made in accordance with Section 2.1.

 “Agreement” means this credit agreement together with the Schedules (which form an integral part hereof) as originally executed by the Parties hereto, as the same may be amended, supplemented or replaced from time to time in accordance with the provisions hereof.

 “Asset Purchase Agreement” means the Asset Purchase Agreement between the Borrower, as seller, and the Lender, as buyer, dated as of December 13, 2015, as amended from time to time.

 “Borrower” means Viggle Inc., a Delaware corporation.

 “Commitment” means the Drawdown Date 1 Commitment, Drawdown Date 2 Commitment or Drawdown Date 3 Commitment, as applicable.

 “Compliance Certificate” means a certificate signed by an officer of the Borrower, in substantially the form attached as Schedule A.

 “Credit Facility” means the credit facility established pursuant to Section 2.1.

 “Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

 “Dollars” and “$” means lawful money of the United States of America for the payment of public and private Indebtedness.

 “Distribution” means:

(i)
any declaration or payment of dividends, partnership or trust distributions or other capital distributions by the Borrower or any Subsidiary other than, in the case of a dividend, partnership or trust distribution or other capital distribution by a Subsidiary, a dividend, partnership or trust distribution or other capital distribution in favor of the Borrower or another Subsidiary; or

(ii)
any redemption, retraction, purchase or other acquisition of shares, partnership interests or trust units, directly or indirectly, in the capital of the Borrower or any Subsidiary other than where the proceeds thereof are paid to the Borrower or another Subsidiary;

 whether any of the foregoing is made, paid or satisfied in or for cash, property or both.

 “Drawdown” means the drawing of any Advance.

 “Drawdown Date” means Drawdown Date 1, Drawdown Date 2 or Drawdown Date 3, as applicable.

 “Drawdown Date 1” means the Business Day immediately following the date of this Agreement.

 “Drawdown Date 1 Commitment” means $333,333.33.

 “Drawdown Date 2” means the Business Day immediately following the date on which the holders of a majority of the Borrower’s voting shares have delivered their written consent to the transactions contemplated by the Asset Purchase Agreement in satisfaction of Section 7.1(c) of the Asset Purchase Agreement.

 “Drawdown Date 2 Commitment” means $333,333.33.

 “Drawdown Date 3” means the Business Day immediately following the Drawdown Date 3 Trigger Event.

 “Drawdown Date 3 Trigger Event” means the filing by the Borrower of the Information Statement with the SEC in accordance with Section 5.11 of the Asset Purchase Agreement.

 “Drawdown Date 3 Commitment” means $333,333.34.

 “Drawdown Date Period” means, for each Drawdown Date, the one Business Day period in which such Drawdown Date could occur.

 “Effective Date” means the date on which all of the conditions precedent set forth in Section 7.1 have been satisfied (or waived in writing by the Lender in accordance with Section 7.2).

 “Event of Default” means each of the events described in Section 8.1.

 “Excluded Taxes” shall mean, with respect to the Lender, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes and branch profits taxes, in each case imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office in such jurisdiction, (b) Taxes attributable to such Recipient’s failure to comply with Section 9.3(f) and (c) any U.S. federal withholding Taxes imposed under FATCA.

 “Existing Liens” shall have the meaning assigned thereto in the Subordination Agreement.

 “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

 “Financial Statements” means the financial statements of the Borrower (including the notes thereto) which shall be consolidated unless expressly provided otherwise and shall include a balance sheet, a statement of earnings (or loss) and a statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated in accordance with GAAP.

 “Fiscal Quarter” means a three month period ending on March 31, June 30, September 30 or December 31 of a Fiscal Year.

 “Fiscal Year” means a twelve month period ending on June 30.

 “Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

 “IRS” means the United States Internal Revenue Service.

 “Lender” means Perk.com Inc., an Ontario corporation.

 “Loan” shall have the meaning ascribed thereto in Section 2.1.

 “Loan Documents” means this Agreement, the Security Agreement, the Subordination Agreement and any documents, certificates and notices delivered from time to time by the Borrower hereunder or thereunder.

 “Material Adverse Effect” means, collectively, (A) a Seller Material Adverse Effect, or (B) any event(s), act(s) or condition(s) that individually or in the aggregate have or would reasonably be expected to have a material adverse effect upon:

(i)	the ability of the Borrower or any Subordinated Creditor (as defined in the Subordination Agreement) to perform their obligations under the Loan Documents to which they are party; or

(ii)
the validity or enforceability of any of the Loan Documents or any rights or remedies under any thereof against the Borrower or any Subordinated Creditor (as defined in the Subordination Agreement) party thereto.

 “Maturity Date” means the earlier to occur of (x) April 30, 2016 and (y) the Closing.

 “Maximum Borrowing Amount” means the aggregate of all Commitments.

 “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

 “Other Taxes” shall mean all present or future stamp, recording, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

 “Parties” means the Borrower and the Lender and their respective successors and permitted assigns, and “Party” means, as the context requires, any one of the Parties.

 “Patriot Act” means the U.S. Federal Act entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into U.S. law on October 26, 2001.

 “Permitted Indebtedness” means (i) Indebtedness of any Subsidiary owing to Borrower that is documented by a promissory note that has been properly endorsed and delivered to the Lender pursuant to the terms of the Security Agreement or equity investments in any Subsidiary that are documented by certificates that have been properly endorsed and delivered to the Lender pursuant to the terms of the Security Agreement, (ii) Indebtedness owing under this Agreement, (iii) Subordinated Indebtedness, and (iv) any Indebtedness outstanding as of the date of this Agreement and set forth on Schedule 1 hereto.

“Permitted Investments” means (i) in the case of the Borrower, loans to any Subsidiary that are documented by a promissory note that has been properly endorsed and delivered to the Lender pursuant to the terms of the Security Agreement and (ii)(a) securities issued or fully guaranteed or insured by the federal government of the United States or any agency of the foregoing, (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision, government-sponsored entity or instrumentality thereof that, at the time of the acquisition, are rated at least “A-2” by S&P or “P-2” by Moody’s, (c) certificates of deposit, Eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank or trust company organized under the laws of the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P or “P-2” by Moody’s, (d) commercial paper of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s, and (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets, the Dollar Equivalent of which exceeds $500,000,000 and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 365 days.

“Permitted Distributions” means Distributions made in the ordinary course of the Borrower’s business, consistent with its past practice, in respect of any publicly disclosed stock option, equity appreciation, profit sharing or any other similar incentive based or compensation program in respect of the Borrower’s or any Subsidiary’s current or former officers, directors or employees.

 “Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower and the Lender, as amended from time to time.

 “Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Borrower and certain creditors of the Borrower party thereto, as amended from time to time.

 “Subordination Indebtedness” shall have the meaning assigned thereto in the Subordination Agreement.

 “Taxes” means all present or future taxes, levies, imports, duties, deductions, withholdings, assessments, fees or other charges imposed by any Tax Authority, including any interest, additions to Tax or penalties applicable thereto.

1.2	Interpretation and Headings

In this Agreement:

(a)	headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	words importing the singular number include the plural and vice versa, and words importing gender include masculine, feminine and neuter;

(c)	any reference to “this Agreement” shall be a reference to this credit agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the provisions hereof;

(d)	references to “herein”, “hereunder” and similar expressions shall be a reference to this Agreement and not to any particular section;

(e)	unless otherwise noted, all references to “Section” refer to a section, subsection or paragraph of this Agreement, as the case may be;

(f)	unless otherwise noted, all references to “Schedule” refer to a Schedule to this Agreement; and

(g)
words and terms denoting inclusiveness (such as “include”, “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.3	Governing Law

All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

1.4	Currency and Time References

(a)
Unless otherwise noted, all references to currency shall be deemed to refer to Dollars and, for the purposes of all monetary thresholds in Article 4 and Article 6, all references to an amount in Dollars shall be deemed to include an amount in any other currency that has an equivalent of such amount in Dollars.

(b)	Unless otherwise noted, all references to time shall be deemed to refer to New York, New York local time.

(c)	Time is of the essence of each of the Loan Documents.

1.5	Law References

Any reference in the Loan Documents to all or any section or paragraph or any other subdivision of any Law will, unless otherwise expressly stated, be a reference to that Law or the relevant section or paragraph or other subdivision thereof, as amended, substituted, replaced or re-enacted from time to time.

1.6	Amendments and Waivers

(a)
No amendment or waiver will be effective unless it is contained in a written instrument duly executed by the applicable Parties. Any written waiver will affect only the matter specifically identified in the instrument granting the waiver and will not extend to any other matter, provision or breach.

(b)
The failure of a Party to take any steps in exercising any right in respect of the breach or nonfulfillment of any provision of any of the Loan Documents will not operate as a waiver of that right, breach or provision, nor will any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in Law or otherwise.

(c)
Acceptance of payment by a Party after a breach or nonfulfillment of any provision of any of the Loan Documents requiring a payment to such Party will constitute a waiver of such provision if cured by such payment, but will not constitute a waiver or cure of any other provision of any of the Loan Documents.

1.7	Severability

If the whole or any portion of the Loan Documents or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of the Loan Document in question in a fundamental way, the remainder of the provision in question, or its applicable to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of the Loan Document in question, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

1.8	Accounting Terms and Principles

Except as otherwise expressly provided, all accounting terms, principles and calculations applicable to the Credit Facility will be interpreted, applied and calculated, as the case may be, in accordance with GAAP.

1.9	Schedules

The following Schedules are attached to and form a part of this Agreement:

Schedule A	—	Compliance Certificate
Schedule 1	—	Permitted Indebtedness

ARTICLE 2
CREDIT FACILITY

2.1	Establishment of Credit Facility

(a)
Credit Facility. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make a non-revolving term loan (the “Loan”) to the Borrower in an amount not to exceed the Maximum Borrowing Amount. The Loan will be available by way of a single Advance on each Drawdown Date in an amount not to exceed (i) in the case of an Advance on Drawdown Date 1, the Drawdown Date 1 Commitment, (ii) in the case of an Advance on Drawdown Date 2, the Drawdown Date 2 Commitment, and (iii) in the case of an Advance on Drawdown Date 3, the Drawdown Date 3 Commitment. Upon the expiration of any Drawdown Date Period, any undrawn portion of the Commitment applicable to such Drawdown Date Period shall automatically terminate.

(b)
Non-Revolving Nature. Any reduction of the Loan as contemplated herein will be deemed to be a permanent reduction of the Loan. Any part of the Loan which is repaid or cancelled may not be re-borrowed nor reinstated and will constitute a permanent reduction of the Loan.

2.2	Purpose

The Loan shall be used for general corporate purposes.

2.3	Borrowing Procedure

With respect to the Drawdown Date 1 Commitment and the Drawdown Date 2 Commitment, the Lender shall advance a total of $666,666.00 on December 14, 2015 at an account designated by the Borrower. To request an Advance with respect to the Drawdown Date 3 Commitment, the Borrower shall deliver to the Lender, by hand delivery, telecopier or by an electronic communication, a notice of Drawdown promptly upon the occurrence of the Drawdown Date 3 Trigger Event specifying (i) the Drawdown Date, (ii) the amount of the Advance (which shall be in an amount not be greater than the Maximum Borrowing Amount), (iii) the location and number of the Borrower’s bank account to which funds are to be disbursed by the Lender for the purpose set out in Section 2.2, together with an irrevocable direction of the Borrower, and (iv) that the conditions set forth in Article 7 have been satisfied as of the date of the notice of Drawdown.

2.4	Evidence of Indebtedness

The Lender shall maintain an account or accounts evidencing the Loan Indebtedness of the Borrower to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Obligations in accordance with their terms.

ARTICLE 3
INTEREST AND FEES

3.1	Interest on Loans

Subject to Section 3.2, interest shall accrue on the outstanding principal amount of the Loan at a rate of 12% per annum from the applicable date of Advance to, and including, the Maturity Date.

3.2	Default Interest Rate

Upon the occurrence and during the continuance of a Default, interest shall accrue at the rate that would otherwise be applicable hereunder plus 12.00% (without in any way derogating from the Borrower’s obligations to repay the Loan Indebtedness pursuant to Section 8.2).

3.3	General Interest Provisions

(a)	All interest payable hereunder shall be paid in Dollars.

(b)	Interest on the outstanding principal amount of the Loan shall be compounded on a monthly basis.

(c)
Accrued interest on any such principal amount shall be payable upon the earlier of the Maturity Date or the termination of the Credit Facility, provided that if any principal, interest or other amount is not paid when due hereunder, then accrued interest on the Loan shall be payable on demand.

(d)
Interest on the outstanding principal amount of the Loan shall accrue from day to day, both before and after default, demand, maturity and judgment. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Lender of the amount of interest, fees or other amounts due from the Borrower hereunder shall be prima facie evidence of the accuracy of such determination.

ARTICLE 4
PAYMENTS

4.1	Repayment and Prepayment of Advances

(a)	Optional Prepayment. The Borrower may, at its option, prepay all or any part of the Loan together with accrued and unpaid interest but without premium, bonus or penalty; provided that:

(i)	the Borrower shall deliver a Notice of Repayment to the Lender not later than 11:00 a.m. New York City time, one (1) Business Day before the date of repayment; and

(ii)	each Notice of Repayment shall be irrevocable.

(b)	Mandatory Repayment.

On the Maturity Date, the Borrower shall repay in full any and all Loan Indebtedness.

4.2	Payments - General

(a)
Subject to Section 4.4, all payments and prepayments of principal, interest, fees and other amounts owing from time to time by the Borrower to the Lender pursuant to this Agreement shall be made in Dollars in immediately available funds.

(b)	All such funds shall be made to the account as designated by the Lender from time to time.

(c)	The Borrower shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defence, counterclaim or right of set-off available to the Borrower.

(d)
Unless otherwise specifically provided for herein, if any payment required hereunder shall become due and payable on a day which is not a Business Day, such payment shall be made on the next following Business Day and any extension of time shall in such case be included in computing interest payable hereunder relating to such payment.

4.3	Application of Payments After Default

If an Event of Default occurs and is continuing, all payments made by the Borrower hereunder to the Lender shall be applied to such portion of the Loan Indebtedness as the Lender may select in its sole discretion or as otherwise required by Law.

4.4	Alternate Payment

If the Closing occurs and the Borrower exercises its right pursuant to Section 2.8 of the Asset Purchase Agreement to repay the entire outstanding principal of the Loan and accrued interest thereon by deducting One Hundred Thirty Thousand (130,000) Park Common Shares from the Initial Park Shares, all principal and interest owed by the Seller pursuant to the Credit Facility shall be deemed paid in full.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Asset Purchase Agreement Representations and Warranties

Each of the representations and warranties set forth in Article III of the Asset Purchase Agreement (other than Section 3.28 thereof) is hereby incorporated reference into this Agreement as if set forth fully herein, mutatis mutandis, and is hereby made by the Borrower to the Lender on and as of the Effective Date; provided that for purposes of this Section 5.1, (w) each reference in Article III of the Asset Purchase Agreement to an “Other Agreement” shall be deemed to include each Loan Document, (x) each reference in Article III of the Asset Purchase Agreement to a “Seller Material Adverse Effect” shall be deemed to instead to refer to a Material Adverse Effect, (y) each reference in Article III of the Asset Purchase Agreement to “Seller” shall include the Seller in its capacity as Borrower hereunder, and (z) each reference in Article III of the Asset Purchase Agreement to “Buyer” shall include the Buyer in its capacity as Lender hereunder.

5.2	Other Representations and Warranties

In addition, the Borrower represents and warrants to the Lender as follows on and as of the Effective Date:

(a)
Title to Assets. The Borrower and each of its Subsidiaries have good, beneficial and valid title to their property and assets, subject only to Permitted Liens, except to the extent that the failure to have such title would not have a Material Adverse Effect.

(b)	Insurance. The Borrower and each of its Subsidiaries have obtained and maintain in effect all such insurance as is required by Section 6.1(h).

(c)
Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation T, U or X. The pledge of the collateral pursuant to the Security Agreement does not violate such regulations.

(d)
Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.3	Nature and Survival of Representations and Warranties

All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower pursuant to or in connection with the Loan Documents and all representations, warranties, covenants, indemnities and agreements contained in the Loan Documents (including those incorporated by reference herein), shall survive the execution and delivery of the Loan Documents and the advance of the Loan.

ARTICLE 6
COVENANTS

6.1	Affirmative Covenants

So long as any Loan Indebtedness is outstanding or the Loan is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing:

(a)
Punctual Payment. The Borrower shall pay or cause to be paid all principal, interest, fees and all other amounts payable hereunder under this Agreement when due, and shall perform or cause to be performed all of its other obligations under this Agreement when required to be performed.

(b)
Existence. The Borrower shall do or shall cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s corporate existence in good standing as a corporation under the Laws of Delaware.

(c)
Maintenance and Operation. The Borrower shall do or cause to be done, and shall cause each Subsidiary to do or cause to be done, all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with prudent industry practices and all applicable Laws, except to the extent that the failure to do so would not have a Material Adverse Effect.

(d)
Books and Records. The Borrower shall keep proper records and books of account in which entries shall be made of its transactions, assets and businesses, and shall prepare the Financial Statements in accordance with GAAP.

(e)
Notice of Certain Events. The Borrower shall give prompt notice in writing to the Lender of (without duplication) (A) any event that has resulted or could reasonably be expected to result in (1) any legal proceedings filed against or disputes or proceedings by or before any Governmental Authority, in any such case involving a claim, charge, penalty or obligation of or against the Borrower or a Subsidiary which, if adversely determined, would have a Material Adverse Effect, (2) any Default or Event of Default, or (3) a Material Adverse Effect and (B) any material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance.

(f)	Reporting.

The Borrower shall provide to the Lender:

(i)	within 60 days after the end of each of the first three Fiscal Quarters during each Fiscal Year, the quarterly unaudited Financial Statements;

(ii)	within 120 days after the end of each Fiscal Year, the annual audited consolidated Financial Statements and the annual unaudited unconsolidated Financial Statements; and

(iii)	concurrent with each delivery pursuant to clause (B) or (C) above, a Compliance Certificate.

(g)	Conduct of Business. The Borrower shall comply in all respects with Section 5.1 of the Asset Purchase Agreement.

(h)
Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, adequate insurance (including self-insurance) in such amounts, terms and coverage as is customary for similar companies in similar businesses and according to prudent industry standards and, if requested, provide the Lender with a certificate of the relevant insurers with respect to such coverage.

(i)	Proceeds. The Borrower shall use the proceeds of the Loan only for the purposes permitted by Section 2.2.

(j)	Senior Ranking. The Borrower shall ensure that the Loan Indebtedness ranks at least pari passu with all of its other senior Indebtedness.

(k)	Signing Date Actions. Promptly following the execution of this Agreement, the Borrower shall deliver to the Lender:

(i)	a certificate as to the good standing of the Borrower in its jurisdiction of incorporation as of a recent date;

(ii)	evidence that all actions required in order to perfect the Liens under the Security Agreement have been taken; and

(iii)
a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.1(h) and the applicable provisions of the Security Agreement, each of which shall be endorsed or otherwise amended to include a "standard" lender's loss payable or mortgagee endorsement (as applicable) and shall name the Lender as additional insured, in form and substance reasonably satisfactory to the Lender.

6.2	Negative Covenants

So long as any Loan Indebtedness is outstanding or the Loan is available hereunder, the Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing:

(a)	Liens. Except for Permitted Liens, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its property or assets.

(b)
Dispositions. The Borrower shall not, and shall not permit any Subsidiary to, transfer, assign, grant, sell or otherwise dispose (i) any of the Purchased Assets shown or reflected in the Audited Balance Sheet, except for the sale of Inventory in the Ordinary Course (including by way of any non-cash dividends, distributions on or in respect of, or redemptions of, any of Seller's capital stock) or (ii) any Intellectual Property related to the Business, except for abandonments of applications or registrations made in the Ordinary Course. The Borrower shall not, and shall not permit any Subsidiary to, transfer, assign, grant, sell or otherwise dispose any of its other properties or assets if such disposition would have a Material Adverse Effect.

(c)
Cancellation of Rights. The Borrower shall not, and shall not permit any Subsidiary to, cancel any debts or claims or amendment, termination or waiver of (i) any rights constituting Purchased Assets or (ii) any other rights that would have a Material Adverse Effect.

(d)
Merger. The Borrower shall not, and shall not permit any Subsidiary to, adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law (including with respect to the Borrower or any of its Subsidiaries).

(e)
Cash Management. The Borrower shall not, and shall not permit any Subsidiary to, make any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

(f)
Accounting Changes. The Borrower shall not, and shall not permit any Subsidiary to, make any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Borrower’s publicly filed financial statements.

(g)
Assigned Contracts, Licenses and Permits. The Borrower shall not, and shall not permit any Subsidiary to, accelerate, terminate, make a material modification to or cancel any Assigned Contract or License and Permit if such acceleration, modification or termination would have a Material Adverse Effect.

(h)	Distributions. Except for Permitted Distributions, the Borrower shall not, and shall not permit any Subsidiary to, make any Distributions.

(i)	Indebtedness. Except for Permitted Indebtedness, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or otherwise permit to exist any Indebtedness.

(j)
Investments. Except for Permitted Investments, the Borrower shall not, and shall not permit any Subsidiary to, provide any financial assistance (whether by way of an investment or a loan, guarantee or other credit support arrangement of any nature whatsoever) to any Person.

(k)
Affiliate Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary or such Affiliate than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(l)
Subordinated Creditors. The Borrower shall not make any payment to any Subordinated Creditor (as defined in the Subordination Agreement), except as permitted pursuant to the terms of the Subordination Agreement.

ARTICLE 7
CONDITIONS

7.1	Conditions Precedent to Effectiveness

The Borrower shall satisfy the following conditions precedent on the Effective Date:

(a)	the Lender shall have received:

(i)	an executed copy of this Agreement;

(ii)
certified copies of resolutions (the “Resolutions”) duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the borrowings or guarantees hereunder, as applicable;

(iii)
a certificate of the secretary or assistant secretary (where applicable) of the Borrower certifying (A) that attached thereto is a true and complete copy of each Organizational Document of the Borrower, and (B) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and

(iv)	an executed copy of (i) the Security Agreement and (ii) a Subordination Agreement signed by the subordinated creditors and the other parties specified therein;

(b)
each of the representations and warranties in Sections 5.1 and 5.2 hereof shall be true and correct as though made on or as of such date, and a senior officer of the Borrower shall have certified to the same;

(c)
all Governmental Authorizations and material authorizations by third parties necessary for the entering into and performance by the Borrower of the Loan Documents shall be obtained and shall be in full force and effect; and

(d)
there shall not have occurred any default or event of default that is continuing (or an event which would result in a right of termination, cancellation or acceleration of any obligation) under the Asset Purchase Agreement (except as a result, directly or indirectly, of any breach of the terms of the Asset Purchase Agreement by the Lender), and a senior officer of the Borrower shall have certified to the same.

7.2	Conditions Precedent to Drawdown

The obligation of the Lender to make an Advance with respect to the Drawdown Date 3 Commitment shall be subject to satisfaction of the following conditions precedent on or before the applicable Drawdown Date or on the date specified below:

(a)	the Lender shall have received a notice of Drawdown in respect of the Drawdown in accordance with Section 2.3;

(b)	each of the representations and warranties in Section 5.2 hereof shall be true and correct as though made on or as of such date, and a senior officer of the Borrower shall have certified to the same;

(c)	on the applicable Drawdown Date, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall occur as a result of the making of the Drawdown; and

(d)
there shall not have occurred any event, change or circumstance since the date hereof that has had, or could reasonably be expected to have, a Material Adverse Effect,  and a senior officer of the Borrower shall have certified to the same.

7.3	Waiver of Conditions

The conditions set out in Sections 7.1 and 7.2 are inserted for the sole benefit of the Lender and may be waived only by the Lender, in whole or in part and with or without terms or conditions, in respect of all or any portion of any Drawdown.

7.4	Form and Substance of Documents

All Loan Documents, certificates, reports, opinions and other documentation which the Lender is entitled to receive hereunder from time to time shall be in form and substance satisfactory to the Lender and its counsel, acting reasonably.

ARTICLE 8
EVENTS OF DEFAULT

8.1	Events of Default

Each of the following events shall constitute an “Event of Default”:

(a)	Failure to Pay Principal. If the Borrower defaults in the due and punctual payment of any principal of the Loan when the same becomes due and payable hereunder.

(b)
Failure to Pay Interest. If the Borrower defaults in the due and punctual payment of any Loan Indebtedness (other than principal) as and when the same becomes due and payable hereunder, and such default continues for a period of 1 Business Day after notice is given to the Borrower by the Lender specifying such default and requiring it to be remedied.

(c)
Breach of Covenants. Except for an Event of Default set out in paragraphs (a) or (b) above, if the Borrower or any Subsidiary defaults in the performance or observance of any covenant, obligation or condition to be observed or performed by it pursuant to this Agreement or any other Loan Document.

(d)
Incorrect Representations. If any representation or warranty made by the Borrower or any Subsidiary in this Agreement or any other Loan Document is incorrect in any material respect when made, and (solely in the case of the representations and warranties set forth in Section 5.1) the failure of such representation or warranty to be incorrect in any material respect would reasonably be expected to materially and adversely affect the likelihood of the Closing occurring under the Asset Purchase Agreement.

(e)
Insolvency. If any proceeding is commenced or any judgment, decree or order of a court of competent jurisdiction is entered against the Borrower or any Subsidiary (i) seeking to adjudge or adjudging the Borrower or such Subsidiary bankrupt or insolvent, seeking or approving a petition seeking reorganization, liquidation, dissolution or winding-up or an arrangement or other relief with respect to its or its Indebtedness of the Borrower or such Subsidiary under its governing legislation of its jurisdiction of constitution or the Bankruptcy Code of the United States or any other bankruptcy, insolvency or analogous law, (ii) seeking to appoint or appointing a receiver, trustee, liquidator, or other person with like powers over all, or substantially all, of the property of the Borrower or such Subsidiary, or (iii) seeking to order or ordering the involuntary winding up or liquidation of the affairs of the Borrower or such Subsidiary, unless such proceeding, judgment, decree, order or appointment is stayed within 30 days after the entry thereof and thereafter continues to be stayed or of no effect against the Borrower or such Subsidiary or any of their respective property and assets.

(f)
Voluntary Insolvency. If (i) an order or a resolution is passed with the consent of the Borrower or any Subsidiary or their shareholders for the dissolution, winding-up, reorganization or liquidation of the Borrower or such Subsidiary, (ii) if the Borrower or any Subsidiary institutes proceedings seeking an arrangement or other relief with respect to it or its Indebtedness or to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy Code of the United States or any other bankruptcy, insolvency or analogous law, (iii) the Borrower or any Subsidiary consents to the filing of any petition under any such law or to the appointment of a receiver, or other person with like powers, over all, or substantially all, of the property of the Borrower or such Subsidiary, (iv) the Borrower or any Subsidiary makes a general assignment for the benefit of creditors, or becomes unable to pay its Indebtedness generally as they become due, or (v) the Borrower or any Subsidiary takes any corporate action in furtherance of any of the aforesaid purposes.

(g)
Cross Acceleration. If a default, event of default or other similar condition or event (however described) in respect of the Borrower or any Subsidiary occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to any Indebtedness (other than the Loan Indebtedness and Subordinated Indebtedness) of the Borrower or any Subsidiary (individually or collectively) in an aggregate amount in excess of $500,000 (or the equivalent thereof in any other currency) that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in each case, other than if such acceleration would not reasonably be expected to materially and adversely affect the likelihood of the Closing occurring under the Asset Purchase Agreement.

(h)
Judgments. If one or more judgments, decrees or orders shall be rendered against the Borrower or any Subsidiary for the payment of money in excess of $500,000 and any of such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 days (i) without being vacated, discharged, satisfied, stayed pending appeal. (ii) without being expected, in the reasonable judgment of the Borrower, expected to be fully reimbursed by insurance or (iii) unless such judgments, decrees or orders would not reasonably be expected to materially and adversely affect the likelihood of the Closing occurring under the Asset Purchase Agreement.

(i)
Asset Purchase Agreement Termination. The termination of the Asset Purchase Agreement by any party thereto, except as a result, directly or indirectly, of any breach of the terms of the Asset Purchase Agreement by the Buyer.

(j)
Unperfected Security Interests. Any Lien purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the Lender a valid, perfected Lien on all of the collateral thereunder in favor of the Lender, in each case, within the time periods set forth herein, or shall be asserted by the Borrower not to be a valid, perfected Lien on the Collateral covered thereby and, solely in the case of a valid Lien being or becoming unperfected, the same is not remedied within two Business Days following the Lender’s notice to the Borrower thereof.

(k)	Invalid Loan Documents. If any of the Loan Documents or any material provision thereof ceases, becomes and continues to be invalid or unenforceable.

(l)
Subordination Agreement. If any Person becomes the owner of any Subordinated Indebtedness as a result of the holder of any Existing Lien (or any successor thereof) exercising remedies with respect to such Existing Lien unless such Person, prior to becoming the owner of such Subordinated Indebtedness, executes and delivers to the Lender an agreement substantially identical to the Subordination Agreement providing for the continued subordination of such Subordinated Indebtedness to the Obligations (as defined in the Subordination Agreement).

8.2	Effect of Events of Default

If an Event of Default occurs and is continuing, the Lender may, by notice in writing to the Borrower, cancel the availability of all or any part of the Loan and/or declare all or any part of the principal amount of the Loan, together with all accrued and unpaid interest thereon and all other Loan Indebtedness, to be immediately due and payable, whereupon:

(a)
all such amounts shall become immediately due and payable, without protest, presentment, demand or further notice of any kind, all of which are expressly waived by the Borrower and the Borrower hereby unconditionally promises and agrees to immediately pay such amounts to the Lender;

(b)	such notice shall constitute due demand for payment under any notes issued pursuant to the Loan Documents;

(c)	the Lender shall be entitled to exercise all rights and remedies available to it under any of the Loan Documents or at Law.

8.3	Right of Set-Off

Upon the occurrence and during the continuation of an Event of Default, the Lender is hereby authorized at any time and from time to time thereafter, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply all Indebtedness at any time owing, by the Lender to or for the credit or the account of the Borrower against any or all of the Loan Indebtedness. The Lender agrees to promptly notify the Borrower after any such set-off and application and to provide particulars of such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. This set-off may occur notwithstanding that such Indebtedness is expressed in different currencies and the Lender is hereby authorized to effect any necessary currency conversions.

ARTICLE 9
ILLEGALITY AND TAXES

9.1	Illegality

Notwithstanding anything to the contrary herein contained, if on any date the Lender’s ability to maintain or continue to offer the Commitment or fund or hold the Loan has become unlawful or impossible because:

(a)	of any change in applicable Laws, or in the interpretation or administration thereof by any Governmental Authority having jurisdiction in the matter; or

(b)	the imposition of any condition, restriction or limitation upon such Lender which is outside of its control,

then the Lender shall give prompt written notice thereof to the Borrower, and the Borrower shall forthwith (or at the end of such period as is permitted under the applicable Law) repay to the Lender all principal amounts affected thereby, together with all unpaid interest accrued thereon to the date of repayment and all other expenses incurred in connection with the termination of the Loan.

9.2	Application of Sections 9.1 and 9.3

If the Lender exercises its rights under this Article 9, then concurrently with a written notice from the Lender to the Borrower requiring compliance with the applicable provision, the Lender shall provide the Borrower with a certificate in reasonable detail outlining the particulars giving rise to such notice.

9.3	Taxes

(a)	Defined Terms. For purposes of this Section 9.3, the term “applicable Law” includes FATCA.

(b)
Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Parties shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) such Lender shall increase the sum payable as necessary so that after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 9.3) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Parties shall make such deductions and (iii) the applicable Loan Parties shall timely pay the full amount deducted to the relevant Taxing Authority in accordance with applicable Law.

(c)
Payment of Other Taxes by Loan Parties. Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Taxing Authority in accordance with applicable Law.

(d)
Indemnification by Borrower. Each Loan Party shall indemnify the Lender within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 9.3) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)
Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Taxing Authority, the relevant Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)
Status of Lenders. (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)	Without limiting the generality of the foregoing,

(A)
the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, whichever of the following is applicable:

(1) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent the Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(B)
the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(C)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

ARTICLE 10
COSTS, EXPENSES AND INDEMNIFICATION

10.1	Costs and Expenses

The Borrower shall, promptly upon demand by the Lender, pay all reasonable costs and expenses of the Lender in connection with the amendment and enforcement of, and the waiver or preservation of any of the Lender’s and the Lender’ rights under this Agreement and all other Loan Documents (including in either case the reasonable fees and expenses of Lenders’ counsel on a solicitor and his own client basis). The Lender shall within a reasonable time give notice to the Borrower of any amounts payable by the Borrower under this Section 10.1 and such amounts shall be paid within 10 days thereafter. Any amounts not so paid will bear interest at the rate set out in Section 3.2 from the date such cost or expense should have been paid until the Lender has been paid in full.

10.2	General Indemnity

In addition to any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify the Lender and its Affiliates, directors, officers, agents and employees (collectively, in this Section the “Indemnified Parties”) and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of an Advance and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Loan or the Loan Documents, including, without limitation, as a result of or in connection with:

(a)
any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by the Lender to fund or maintain any Advance as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)
the Borrower’s failure to pay any other amount, including without limitation any interest or fees, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(c)	the Borrower’s failure to give any notice required to be given by it to the Lender or the Lender hereunder;

(d)	the failure of the Borrower to make any other payment due hereunder;

(e)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Section 5.2;

(f)	any failure of the Borrower to observe or fulfil its covenants under Article 6 or

(g)	the occurrence of any Default or Event of Default;

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section shall survive repayment of the Loan Indebtedness.

ARTICLE 11
ASSIGNMENT

11.1	Successors and Assigns

The Borrower may not assign any of its rights or benefits under this Agreement without the prior written consent of the Lender. The Lender may assign or grant participations in all or part of its rights in respect of the Loan Indebtedness and have its corresponding obligations hereunder assumed by any such assignee (provided that, if any undrawn Commitments remain outstanding, any such assignment shall be accompanied by a guarantee by the Lender of the assignee’s obligation hereunder in form and substance satisfactory to the Borrower). Any assignment by the Lender hereunder will become effective when the Borrower has been notified thereof by the Lender and has received from the assignee an undertaking to be bound by this Agreement and to perform the obligations assumed by it. Any assignee of the Lender will be treated as a party to this Agreement for all purposes of this Agreement and will be entitled to the full benefit hereof and will be subject to the obligations of the Lender to the same extent as if it were an original party in respect of the rights assigned to it and obligations assumed by it and the assigning Lender will (except as noted above) be released and discharged accordingly and to the same extent upon such assignment.

ARTICLE 12
GENERAL PROVISIONS

12.1	Further Assurances

The Borrower shall, at the request of the Lender (but at the expense of the Borrower), perform all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Lender, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.

12.2	Notice

Any notice or other communication hereunder shall be in writing and, if delivered, it shall be considered received on the day it is given to an officer of the recipient, or if faxed during normal business hours on a Business Day, it shall be considered received on the same day as the transmission thereof was successfully completed to the number provided as follows:

(a)	In the case of the Borrower:

Viggle Inc. 902 Broadway, 11th Floor New York, New York 10010 Attention: Robert F. X. Sillerman Telephone: 212-231-0092 Facsimile: 646-417-7393 E-mail: one@viggle.com with a copy to:
Greenberg Traurig 200 Park Avenue New York, New York 10166 Attention: Dennis Block Telephone: 212-801-2222 Facsimile: 212-805-5555 E-mail: blockd@gtlaw.com

(b)	In the case of the Lender:

Perk.com Inc. 150 Caroline Street, Suite 400 Waterloo, Ontario Attention: Ted Hastings, CEO Telephone: 519-546-2897 Facsimile: 888-395-9044 E-mail: ted@perk.com with a copy to:

Torys LLP
79 Wellington Street West, 30th Floor
Box 270, TD South Tower
Toronto, Ontario  M5K 1N2
Attention:  John Emanoilidis
Telephone:  416-865-8145
Facsimile:  416-865-7380
E-mail: jemanoilidis@torys.com

Any Party may change its address or fax number from time to time in a notice similarly given.

12.3	Patriot Act Notice

The Lender hereby agrees to notify the Borrower if, pursuant to the requirements of the Patriot Act, it is or becomes required to obtain, verify and record information that identifies the Borrower and each Subsidiary, which information includes the name and address of the Borrower and each Subsidiary and other information that will allow the Lender to identify the Borrower and each Subsidiary in accordance with the Patriot Act. The Borrower shall, and shall cause each of the Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist such Person in maintaining compliance with the Patriot Act.

12.4	Non-Performance of Covenants

If the Borrower fails to perform any of its covenants or agreements hereunder, and has failed to cure same within applicable cure periods, the Lender may itself, but shall not be obliged to, perform or cause to be performed the same upon five (5) Business Days’ prior written notice to the Borrower and all reasonable expenses incurred or payments made by the Lender in so doing shall be paid by the Borrower to the Lender forthwith upon demand. Any such expenses or payments remaining unpaid within 10 days after demand shall bear interest at the rate set forth in Section 3.2 from the date such expense or payment was incurred or made by the Lender until paid.

12.5	Credit Bids

The Lender may purchase, in any public or private sale conducted under the provisions of any applicable Uniform Commercial Code (including pursuant to sections 9-610 and 9-620 thereof), the provisions of the Bankruptcy Code of the United States (including pursuant to section 363 thereof) or at any sale or foreclosure (whether by judicial action or otherwise) in accordance with applicable Law, all or any portion of the collateral pledged under the Security Agreement.

12.6	Counterparts

The Loan Documents may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties, provided however, that any Party providing its signature in such manner will promptly forward to the other Party an original of the signed copy of this Agreement.

12.7	Whole Agreement

This Agreement constitutes the whole and entire agreement between the Lender on one hand and the Borrower on the other hand, and cancels and supersedes any prior agreements, undertakings, declarations, representations and warranties, written or verbal among all such Parties in respect of the subject matter of this Agreement.

12.8	Submission to Jurisdiction

THE BORROWER SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. THE BORROWER WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. THE BORROWER AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.2. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

12.9	Waiver of Jury Trial

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

BORROWER: VIGGLE INC.

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Executive Chairman and Chief Executive Officer

LENDER: PERK.COM INC.

By:	/s/ Ted Hastings
Ted Hastings
Chief Executive Officer

SCHEDULE A
TO THE CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

TO:           Perk.com Inc., as Lender

Re:
Credit Agreement dated as of December 13, 2015 between Viggle Inc., as borrower, and Perk.com Inc., as lender (the “Lender”) (such Credit Agreement, as it may be amended, supplemented or otherwise modified or restated from time to time, referred to as the “Credit Agreement”).

1.
This Compliance Certificate is given pursuant to Section 6.1(f)(iii) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Credit Agreement.

2.
I am the duly appointed [■] of the Borrower and hereby certify in such capacity for and on behalf of the Borrower and not in my personal capacity and without assuming any personal liability whatsoever, after making due inquiry:

(a)	the Borrower is in compliance with all of its covenants in the Credit Agreement [except as described in Schedule ■ hereto];

(b)	no Default or Event of Default has occurred and is continuing [except as described in Schedule ■ hereto];

DATED this ______ day of _____________________, 201__.

VIGGLE INC.

By:           ______________________________

Name:

Title:

SCHEDULE 1
TO THE CREDIT AGREEMENT

PERMITTED INDEBTEDNESS

None.